Exhibit 99.1 News Release
Contacts:
Brooke Hart (Media)
brooke.hart@hii-co.com
202-264-7108

Christie Thomas (Investors)
christie.thomas@hii-co.com
757-380-2104

HII Reports Second Quarter 2022 Results
•Revenues were $2.7 billion in the quarter
•Net earnings of $178 million or $4.44 diluted earnings per share
•Free cash flow1 of $208 million in the quarter
•Reaffirms FY22 shipbuilding revenue1 and segment operating margin1 guidance
•Revises FY22 Mission Technologies revenue guidance
•Reaffirms FY22 free cash flow1 guidance

NEWPORT NEWS, Va. (August 4, 2022) - HII (NYSE:HII) reported second quarter 2022 revenues of $2.7 billion, up 19.3% from the second quarter of 2021, primarily driven by revenue attributable to the acquisition of Alion Science and Technology (Alion) in the third quarter of 2021, as well as growth at Newport News Shipbuilding.

Operating income in the second quarter of 2022 was $191 million and operating margin was 7.2%, compared to $128 million and 5.7%, respectively, in the second quarter of 2021. The increases in operating income and operating margin were primarily driven by higher segment operating income1, as well as more favorable non-current state income taxes and a more favorable operating FAS/CAS adjustment compared to the prior year.

Segment operating income1 in the second quarter of 2022 was $225 million and segment operating margin1 was 8.5%, compared to $169 million and 7.6%, respectively, in the second quarter of 2021. The increases in segment operating income1 and segment operating margin1 were driven by improved results across all three divisions compared to the prior year.

Net earnings in the quarter were $178 million, compared to $129 million in the second quarter of 2021. Diluted earnings per share in the quarter was $4.44, compared to $3.20 in the second quarter of 2021.

Net cash provided by operating activities in the quarter was $267 million and free cash flow1 was $208 million, compared to cash provided by operating activities of $96 million and free cash flow1 of $23 million in the second quarter of 2021.

New contract awards in the second quarter of 2022 were approximately $2.0 billion, bringing total backlog to approximately $47.2 billion as of June 30, 2022.

“We are pleased with another quarter of consistent shipbuilding program execution and stronger operating income at each of our divisions compared to the prior year,” said Chris Kastner, HII’s president and CEO. "We remain confident in the positioning of the business for long-term value creation given the tremendous volume of shipbuilding work we have secured in backlog and a Mission Technologies division that is poised for robust growth in markets of critical importance to our customers."

1Non-GAAP measures. See Exhibit B for definitions and reconciliations. Reconciliations of forward-looking GAAP and non-GAAP measures are not provided because we are unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the future occurrence and financial impact of certain elements of GAAP and non-GAAP measures.

HII
4101 Washington Ave. • Newport News, VA 23607
www.hii.com

Results of Operations

	Three Months Ended				Six Months Ended
	June 30				June 30
($ in millions, except per share amounts)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Sales and service revenues	$2,662	$2,231	$431	19.3%	$5,238	$4,509	$729	16.2%
Operating income	191	128	63	49.2%	329	275	54	19.6%
Operating margin %	7.2%	5.7%		144 bps	6.3%	6.1%		18 bps
Segment operating income[1]	225	169	56	33.1%	401	360	41	11.4%
Segment operating margin %[1]	8.5%	7.6%		88 bps	7.7%	8.0%		(33) bps
Net earnings	178	129	49	38.0%	318	277	41	14.8%
Diluted earnings per share	$4.44	$3.20	$1.24	38.8%	$7.93	$6.87	$1.06	15.4%
[1] Non-GAAP measures that exclude non-segment factors affecting operating income. See Exhibit B for definitions and reconciliations.

Segment Operating Results
Ingalls Shipbuilding

	Three Months Ended				Six Months Ended
	June 30				June 30
($ in millions)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Revenues	$658	$670	$(12)	(1.8)%	$1,289	$1,319	$(30)	(2.3)%
Segment operating income[1]	106	80	26	32.5%	192	171	21	12.3%
Segment operating margin %[1]	16.1%	11.9%		417 bps	14.9%	13.0%		193 bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Ingalls Shipbuilding revenues for the second quarter of 2022 were $658 million, a decrease of $12 million, or 1.8%, from the same period in 2021, primarily driven by lower revenues in the Arleigh Burke-class guided missile destroyer (DDG) program, partially offset by higher revenues in the amphibious transport dock (LPD) and amphibious assault ship (LHA) programs. DDG program revenues decreased due to lower volumes on Jeremiah Denton (DDG 129) and USS Jack H. Lucas (DDG 125), partially offset by higher volume on Thad Cochran (DDG 135). Amphibious ship program revenues increased due to higher volumes on Pittsburgh (LPD 31), Harrisburg (LPD 30), LHA 9 (unnamed) and amphibious class planning yard services, partially offset by lower volume on the recently delivered Fort Lauderdale (LPD 28).

Ingalls Shipbuilding segment operating income1 for the second quarter of 2022 was $106 million, an increase of $26 million from the same period in 2021. Segment operating margin1 in the second quarter of 2022 was 16.1%, compared to 11.9% in the same period last year. The increases were primarily driven by favorable changes in contract estimates from facilities capital and price adjustment clauses and higher risk retirement on Harrisburg (LPD 30), partially offset by lower risk retirement on USS Jack H. Lucas (DDG 125) related to a capital expenditure incentive in 2021.

Key Ingalls Shipbuilding milestones for the quarter:
•Launched and christened National Security Cutter Calhoun (NSC 10)
•Christened amphibious transport dock Richard M. McCool Jr. (LPD 29)
•Awarded advanced procurement contract for LPD 32

1Non-GAAP measures. See Exhibit B for definitions and reconciliations.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Newport News Shipbuilding

	Three Months Ended				Six Months Ended
	June 30				June 30
($ in millions)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Revenues	$1,433	$1,363	$70	5.1%	$2,823	$2,770	$53	1.9%
Segment operating income[1]	94	76	18	23.7%	175	169	6	3.6%
Segment operating margin %[1]	6.6%	5.6%		98 bps	6.2%	6.1%		10 bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Newport News Shipbuilding revenues for the second quarter of 2022 were $1.4 billion, an increase of $70 million, or 5.1%, from the same period in 2021, primarily driven by higher revenues in aircraft carriers, partially offset by lower revenues in naval nuclear support services. Aircraft carrier revenues increased primarily as a result of higher volumes on the refueling and complex overhaul (RCOH) of USS John C. Stennis (CVN 74), and the construction of Doris Miller (CVN 81), John F. Kennedy (CVN 79) and Enterprise (CVN 80), partially offset by lower volume on the RCOH of USS George Washington (CVN 73). Naval nuclear support service revenues decreased primarily as a result of lower volumes in submarine fleet support services and facility maintenance services, partially offset by higher volumes in carrier fleet support services. Submarine revenues were relatively flat compared to the prior year, with lower volumes on Block IV boats of the Virginia-class submarine (VCS) program largely offset by higher volumes on Block V boats of the VCS program and higher volume in the Columbia-class submarine program.

Newport News Shipbuilding segment operating income1 for the second quarter of 2022 was $94 million, an increase of $18 million from the same period in 2021. Segment operating margin1 in the second quarter of 2022 was 6.6%, compared to 5.6% in the same period last year. The increases were primarily due favorable changes in contract estimates from facilities capital and price adjustment clauses, partially offset by lower risk retirement on the VCS program.

Key Newport News Shipbuilding milestones for the quarter:
•Launched Virginia-class submarine New Jersey (SSN 796)
•Reached approximate 97% completion of the RCOH of USS George Washington (CVN 73)
~~•~~Reached approximate 86% completion of John F. Kennedy (CVN 79)
•Recently turned over the 1,000th compartment of the 2,615 total spaces to the crew of John F. Kennedy (CVN 79)

Mission Technologies

	Three Months Ended				Six Months Ended
	June 30				June 30
($ in millions)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Revenues	$600	$237	$363	153.2%	$1,190	$496	694	139.9%
Segment operating income[1]	25	13	$12	92.3%	34	20	14	70.0%
Segment operating margin %[1]	4.2%	5.5%		(132) bps	2.9%	4.0%		(118) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Mission Technologies revenues for the second quarter of 2022 were $600 million, an increase of $363 million from the same period in 2021. The increase was primarily due to higher volumes in Defense & Federal Solutions (DFS) attributable to the acquisition of Alion in the third quarter of 2021.

Mission Technologies segment operating income1 for the second quarter of 2022 was $25 million, compared to $13 million in the second quarter of 2021. Segment operating margin1 in the second quarter of 2022 was 4.2%, compared to 5.5% in the same period last year. The increase in segment operating income1 was primarily driven by higher equity income from a ship repair and specialty fabrication joint venture of which we are a minority owner.

1Non-GAAP measures. See Exhibit B for definitions and reconciliations.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

The decrease in the segment operating margin1 was primarily driven by approximately $24 million of amortization of Alion related purchased intangible assets. Mission Technologies EBITDA margin1 in the second quarter of 2022 was 10.7%.

Key Mission Technologies milestones for the quarter:
•Launched Odyssey, a suite of advanced autonomy solutions
•Awarded the Mobility Air Forces Distributed Mission Operations prime contract
•Successfully demonstrated the Pharos system for launching and retrieving unmanned underwater vehicles from amphibious warships

1Non-GAAP measures. See Exhibit B for definitions and reconciliations.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

2022 Financial Outlook1

•Reaffirming shipbuilding revenue2, shipbuilding operating margin2, Mission Technologies segment operating margin2 and free cash flow2 guidance
•Revising Mission Technologies revenue guidance to a range given slower overall award and contracting pace in the first half of 2022
•Expect FY22 shipbuilding revenue2 between $8.2 and $8.5 billion; expect shipbuilding operating margin2 between 8.0% and 8.1%
•Expect FY22 Mission Technologies revenue between $2.4 and $2.6 billion, segment operating margin2 of approximately 2.5%; and expect Mission Technologies EBITDA margin2 of between 8.0% and 8.5%
•Expect FY22 free cash flow2 of between $300 and $350 million4
•Expect cumulative FY20-FY24 free cash flow2 of approximately $3.2 billion4

	Prior Outlook	Current Outlook
Shipbuilding Revenue[2]	$8.2B - $8.5B	$8.2B - $8.5B
Shipbuilding Operating Margin[2]	8.0% - 8.1%	8.0% - 8.1%
Mission Technologies Revenue	~$2.6B	$2.4B - $2.6B
Mission Technologies Segment Operating Margin[2]	~2.5%	~2.5%
Mission Technologies EBITDA Margin[2]	8.0% - 8.5%	8.0% - 8.5%

Operating FAS/CAS Adjustment	($143M)	($143M)
Non-current State Income Tax Expense[3]	($5M)	($5M)
Interest Expense	($102M)	($102M)
Non-operating Retirement Benefit	$273M	$273M
Effective Tax Rate	~21%	~21%

Depreciation & Amortization	$365M	$365M
Capital Expenditures	2.5% - 3.0% of Sales	2.5% - 3.0% of Sales
Free Cash Flow[2] assuming Sec. 174 Tax Deferral[4]	$300M - $350M	$300M - $350M
Free Cash Flow[2] based on current tax law[5]	$200M - $250M	$200M - $250M

1The financial outlook, expectations and other forward looking statements provided by the company for 2022 and beyond reflect the company's judgment based on the information available at the time of this release.
2 Non-GAAP measures. See Exhibit B for definitions. Reconciliations of forward–looking GAAP and non–GAAP measures are not provided because we are unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the future occurrence and financial impact of certain elements of GAAP and non-GAAP measures.
3 Outlook is based on current tax law. Repeal or deferral of legislation requiring capitalization of R&D expenditures would result in elevated non-current state income tax expense.
4 Outlook assumes the legislation requiring capitalization of R&D expenditures for tax purposes is deferred.
See Exhibit B for additional information.
5 Reflects $100 million of projected impact of the current tax law on our free cash flow guidance for 2022. See appendix for additional information.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

About Huntington Ingalls Industries

HII is an all-domain defense and technologies partner, recognized worldwide as America’s largest shipbuilder. With a 135-year history of trusted partnerships in advancing U.S. national security, HII delivers critical capabilities ranging from the most powerful and survivable naval ships ever built, to unmanned systems, ISR and AI/ML analytics. HII leads the industry in mission-driven solutions that support and enable an all-domain force. Headquartered in Virginia, HII’s skilled workforce is 44,000 strong. For more information, please visit www.HII.com.

Conference Call Information

Huntington Ingalls Industries will webcast its earnings conference call at 9 a.m. Eastern time today. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company’s website: www.HII.com. A telephone replay of the conference call will be available from noon today through Thursday, August 11th by calling (866) 813-9403 or (929) 458-6194 and using access code 740364.

Cautionary Statement Regarding Forward-Looking Statements
Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," and similar words or phrases or the negative of these words or phrases. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable when made, we cannot guarantee future results, levels of activity, performance, or achievements. There are a number of important factors that could cause our actual results to differ materially from the results anticipated by our forward-looking statements, which include, but are not limited to: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to estimate our future contract costs, including cost increases due to inflation, and perform our contracts effectively; changes in procurement processes and government regulations and our ability to comply with such requirements; our ability to deliver our products and services at an affordable life cycle cost and compete within our markets; natural and environmental disasters and political instability; our ability to execute our strategic plan, including with respect to share repurchases, dividends, capital expenditures and strategic acquisitions; adverse economic conditions in the United States and globally; health epidemics, pandemics and similar outbreaks, including the COVID-19 pandemic, and the impacts of vaccination mandates on our workforce; disruptions impacting the global supply, including those attributable to the ongoing COVID-19 pandemic and the ongoing conflict between Russia and Ukraine; our ability to effectively integrate the operations of Alion Science and Technology into our business; changes in key estimates and assumptions regarding our pension and retiree health care costs; security threats, including cyber security threats, and related disruptions; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligation to update any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make. This release also contains non-GAAP financial measures and includes a GAAP reconciliation of these financial measures. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Exhibit A: Financial Statements

HUNTINGTON INGALLS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended June 30		Six Months Ended June 30
(in millions, except per share amounts)	2022	2021	2022	2021
Sales and service revenues
Product sales	$1,829	$1,763	$3,553	$3,484
Service revenues	833	468	1,685	1,025
Sales and service revenues	2,662	2,231	5,238	4,509
Cost of sales and service revenues
Cost of product sales	1,526	1,495	2,994	2,949
Cost of service revenues	746	414	1,505	896
Income from operating investments, net	27	12	34	20
Other income and gains (losses), net	1	(2)	—	1
General and administrative expenses	227	204	444	410
Operating income	191	128	329	275
Other income (expense)
Interest expense	(26)	(18)	(52)	(39)
Non-operating retirement benefit	67	44	138	90
Other, net	(10)	7	(17)	8
Earnings before income taxes	222	161	398	334
Federal and foreign income tax expense	44	32	80	57
Net earnings	$178	$129	$318	$277

Basic earnings per share	$4.44	$3.20	$7.93	$6.87
Weighted-average common shares outstanding	40.1	40.3	40.1	40.3

Diluted earnings per share	$4.44	$3.20	$7.93	$6.87
Weighted-average diluted shares outstanding	40.1	40.3	40.1	40.3

Dividends declared per share	$1.18	$1.14	$2.36	$2.28

Net earnings from above	$178	$129	$318	$277
Other comprehensive income (loss)
Change in unamortized benefit plan costs	13	30	(73)	59
Other	(1)	—	(1)	2
Tax benefit (expense) for items of other comprehensive income	(3)	(8)	19	(15)
Other comprehensive income (loss), net of tax	9	22	(55)	46
Comprehensive income	$187	$151	$263	$323

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions)	June 30, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$375	$627
Accounts receivable, net of allowance for doubtful accounts of $2 million as of 2022 and $9 million as of 2021	681	433
Contract assets	1,366	1,310
Inventoried costs	196	161
Income taxes receivable	128	209
Prepaid expenses and other current assets	74	50
Total current assets	2,820	2,790
Property, Plant, and Equipment, net of accumulated depreciation of $2,234 million as of 2022 and $2,149 million as of 2021	3,102	3,107
Other Assets
Operating lease assets	226	241
Goodwill	2,634	2,628
Other intangible assets, net of accumulated amortization of $811 million as of 2022 and $741 million as of 2021	1,089	1,159
Pension plan assets	314	281
Miscellaneous other assets	401	421
Total other assets	4,664	4,730
Total assets	$10,586	$10,627

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED) (continued)

($ in millions)	June 30, 2022	December 31, 2021
Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$528	$603
Accrued employees’ compensation	339	361
Current portion of postretirement plan liabilities	137	137
Current portion of workers’ compensation liabilities	255	252
Contract liabilities	757	651
Other current liabilities	431	423
Total current liabilities	2,447	2,427
Long-term debt	3,102	3,298
Pension plan liabilities	396	351
Other postretirement plan liabilities	363	368
Workers’ compensation liabilities	496	506
Long-term operating lease liabilities	181	194
Deferred tax liabilities	293	313
Other long-term liabilities	356	362
Total liabilities	7,634	7,819
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.01 par value; 150 million shares authorized; 53.5 million shares issued and 40.0 million shares outstanding as of June 30, 2022, and 53.4 million shares issued and 40.0 million shares outstanding as of December 31, 2021	1	1
Additional paid-in capital	2,002	1,998
Retained earnings	4,113	3,891
Treasury stock	(2,186)	(2,159)
Accumulated other comprehensive loss	(978)	(923)
Total stockholders’ equity	2,952	2,808
Total liabilities and stockholders’ equity	$10,586	$10,627

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30
($ in millions)	2022	2021
Operating Activities
Net earnings	$318	$277
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation	104	102
Amortization of purchased intangibles	70	26
Amortization of debt issuance costs	4	3
Provision for doubtful accounts	(7)	—
Stock-based compensation	16	12
Deferred income taxes	(1)	31
Loss (gain) on investments in marketable securities	26	(12)
Change in
Accounts receivable	(241)	(45)
Contract assets	(56)	(127)
Inventoried costs	(35)	(3)
Prepaid expenses and other assets	47	(29)
Accounts payable and accruals	8	(32)
Retiree benefits	(65)	(70)
Other non-cash transactions, net	(4)	6
Net cash provided by operating activities	184	139
Investing Activities
Capital expenditures
Capital expenditure additions	(102)	(134)
Grant proceeds for capital expenditures	—	2
Investment in affiliates	(5)	(22)
Proceeds from disposition of business	—	20
Other investing activities, net	6	—
Net cash used in investing activities	(101)	(134)

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (continued)

	Six Months Ended June 30
($ in millions)	2022	2021
Financing Activities
Repayment of long-term debt	(200)	—
Dividends paid	(94)	(92)
Repurchases of common stock	(27)	(70)
Employee taxes on certain share-based payment arrangements	(14)	(7)
Net cash used in financing activities	(335)	(169)
Change in cash and cash equivalents	(252)	(164)
Cash and cash equivalents, beginning of period	627	512
Cash and cash equivalents, end of period	$375	$348
Supplemental Cash Flow Disclosure
Cash paid for income taxes (net of refunds)	$15	$21
Cash paid for interest	$49	$37
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$6	$5

Exhibit B: Non-GAAP Measures Definitions & Reconciliations

We make reference to “segment operating income,” “segment operating margin,” “shipbuilding revenue,” “shipbuilding operating margin,” “Mission Technologies EBITDA margin” and “free cash flow.”

We internally manage our operations by reference to segment operating income and segment operating margin, which are not recognized measures under GAAP. When analyzing our operating performance, investors should use segment operating income and segment operating margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. They are measures that we use to evaluate our core operating performance. We believe that segment operating income and segment operating margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income and segment operating margin may not be comparable to similarly titled measures of other companies.

Shipbuilding revenue, shipbuilding operating margin and Mission Technologies EBITDA margin are not measures recognized under GAAP. They are measures that we use to evaluate our core operating performance. When analyzing our operating performance, investors should use shipbuilding revenue, shipbuilding operating margin and Mission Technologies EBITDA margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. We believe that shipbuilding revenue, shipbuilding operating margin and Mission Technologies EBITDA margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance.

Free cash flow is not a measure recognized under GAAP. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for net earnings as a measure of our performance or net cash provided or used by operating activities as a measure of our liquidity. We believe free cash flow is an important measure for our investors because it provides them insight into our current and period-to-period

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

performance and our ability to generate cash from continuing operations. We also use free cash flow as a key operating metric in assessing the performance of our business and as a key performance measure in evaluating management performance and determining incentive compensation. Free cash flow may not be comparable to similarly titled measures of other companies.

A provision of the Tax Cuts and Jobs Act of 2017 that was effective January 1, 2022 requires companies to capitalize and amortize research and development costs over five years rather than deducting such costs in the year incurred for tax purposes. Unless the provision is deferred, modified, or repealed, we currently estimate that this change could have a $100 million impact on our free cash flow guidance for 2022, which currently assumes the legislation will be deferred, modified or repealed. Unless the provision is deferred, modified, or repealed, we currently estimate that this change could have a $250 million impact on our free cash flow guidance for 2022 through 2024, which currently assumes the legislation will be deferred, modified or repealed.

Reconciliations of forward-looking GAAP and non-GAAP measures are not provided because we are unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the future occurrence and financial impact of certain elements of GAAP and non-GAAP measures.

Segment operating income is defined as operating income for the relevant segment(s) before the Operating FAS/CAS Adjustment and non-current state income taxes.

Segment operating margin is defined as segment operating income as a percentage of sales and service revenues.

Shipbuilding revenue is defined as the combined sales and service revenues from our Newport News Shipbuilding segment and Ingalls Shipbuilding segment.

Shipbuilding operating margin is defined as the combined segment operating income of our Newport News Shipbuilding segment and Ingalls Shipbuilding segment as a percentage of shipbuilding revenue.

Mission Technologies EBITDA margin is defined as Mission Technologies segment operating income before interest expense, income taxes, depreciation, and amortization as a percentage of Mission Technologies revenues.

Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures net of related grant proceeds.

Operating FAS/CAS Adjustment is defined as the difference between the service cost component of our pension and other postretirement expense determined in accordance with GAAP (FAS) and our pension and other postretirement expense under U.S. Cost Accounting Standards (CAS).

Non-current state income taxes are defined as deferred state income taxes, which reflect the change in deferred state tax assets and liabilities and the tax expense or benefit associated with changes in state uncertain tax positions in the relevant period. These amounts are recorded within operating income. Current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.

We present financial measures adjusted for the Operating FAS/CAS Adjustment and non-current state income taxes to reflect the company’s performance based upon the pension costs and state tax expense charged to our contracts under CAS. We use these adjusted measures as internal measures of operating performance and for performance-based compensation decisions.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Reconciliations of Segment Operating Income and Segment Operating Margin

	Three Months Ended		Six Months Ended
	June 30		June 30
($ in millions)	2022	2021	2022	2021
Ingalls revenues	$658	$670	$1,289	$1,319
Newport News revenues	1,433	1,363	2,823	2,770
Mission Technologies revenues	600	237	1,190	496
Intersegment eliminations	(29)	(39)	(64)	(76)
Sales and Service Revenues	2,662	2,231	5,238	4,509

Operating Income	191	128	329	275
Operating FAS/CAS Adjustment	35	37	72	77
Non-current state income taxes	(1)	4	—	8
Segment Operating Income	225	169	401	360
As a percentage of sales and service revenues	8.5%	7.6%	7.7%	8.0%
Ingalls segment operating income	106	80	192	171
As a percentage of Ingalls revenues	16.1%	11.9%	14.9%	13.0%
Newport News segment operating income	94	76	175	169
As a percentage of Newport News revenues	6.6%	5.6%	6.2%	6.1%
Mission Technologies operating income	25	13	34	20
As a percentage of Mission Technologies revenues	4.2%	5.5%	2.9%	4.0%

Reconciliation of Free Cash Flow

	Six Months Ended
	June 30
($ in millions)	2022	2021
Net cash provided by operating activities	$184	$139
Less capital expenditures:
Capital expenditure additions	(102)	(134)
Grant proceeds for capital expenditures	—	2
Free cash flow	$82	$7

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Reconciliation of Mission Technologies EBITDA and EBITDA Margin

	Three Months Ended		Six Months Ended
	June 30		June 30
($ in millions)	2022	2021	2022	2021
Mission Technologies sales and service revenues	$600	$237	$1,190	$496

Mission Technologies segment operating income	$25	$13	$34	$20
Mission Technologies depreciation expense	3	1	5	2
Mission Technologies amortization expense	30	8	60	16
Mission Technologies state tax expense	4	5	6	6
Mission Technologies other, net	2	—	2	—
Mission Technologies EBITDA	$64	$27	$107	$44
Mission Technologies EBITDA margin	10.7%	11.4%	9.0%	8.9%

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com